UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2021

Magnachip Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o MagnaChip Semiconductor S.A. 1, Allée Scheffer, L-2520 Luxembourg, Grand Duchy of Luxembourg
(Address of principal executive offices)

Not Applicable

(Zip Code)

(352) 45-62-62

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        On December 29, 2021, Young Soo Woo, Chief Financial Officer of Magnachip Semiconductor Corporation (the “Company”), resigned from the position of Chief Financial Officer, to be effective at the end of December 31, 2021. Dr. Woo also resigned his position as Chief Financial Officer of Magnachip Semiconductor, Ltd., the Korean operating subsidiary of the Company (“MSK”) and any other officer or director positions held by him as of such time and date. Dr. Woo’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, accounting or other policies, or practices.

(c)        The Board of Directors of the Company (the “Board”) has appointed Shinyoung Park as Chief Financial Officer of the Company, to be effective as of January 1, 2022. Ms. Park is currently the Company’s Chief Accounting Officer, and will continue to serve as the Company’s principal accounting officer as well as its principal financial officer.

Ms. Park, 41, joined the Company in April 2014, and has been serving as the Company’s Chief Accounting Officer since March 2020, and previous to such appointment served as Corporate Controller from November 2018 to February 2020. Prior to that, she served as the SEC Reporting and Accounting Director from April 2015 to October 2018. Prior to joining the Company, Ms. Park held various senior advisory and audit service positions for 10 years with Deloitte in three different locations – Chicago, Illinois, Seoul, Korea, and London, U.K. Ms. Park holds a B.A. degree in business administration from Sogang University, Seoul, Korea, and a Master’s degree in hospitality industry studies from New York University.

There are no arrangements or understandings between Ms. Park and any other person pursuant to which she was appointed, nor are there are any family relationships between Ms. Park and any of the Company’s directors or other executive officers. Ms. Park does not have any material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e)        In connection with Dr. Woo’s resignation and termination of his executive service agreement with the Company and MSK, Dr. Woo, the Company and MSK entered into a separation agreement dated as of December 29, 2021 (the “Separation Agreement”), pursuant to which the Company has agreed to the following: (i) the Company will pay Dr. Woo a cash severance payment equal to six times his monthly base salary, payable ratably over a period of six months after the separation date (with the first payment being paid two months after the separation date), together with any annual bonus earned for calendar year 2021, and (ii) any outstanding unvested equity awards held by Dr. Woo will be treated in accordance with the terms set forth in the Company’s applicable equity incentive plan and the applicable award agreements, solely for the purpose of this clause (ii), as if Dr. Woo’s separation was deemed to be “termination without Cause” rather than “resignation without Good Reason” under the applicable equity incentive plan and such award agreements (collectively, the “Separation Benefits”). The Separation Benefits are contingent on the execution and non-revocation of the Release of Claims (defined below) and Dr. Woo’s compliance with all other terms of his Confidentiality Agreement and Proprietary Information and Invention Assignment Agreement, the Separation Agreement and Release of Claims.

In connection with the Separation Agreement, Dr. Woo also entered into a release with the Company and MSK whereby Dr. Woo released all claims he may have against the Company, MSK or their respective affiliates, subsidiaries, representatives and other related parties in exchange for the Separation Benefits and the other applicable severance benefits set forth in the Separation Agreement (the “Release of Claims”).

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is field as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On January 3, 2022, the Company issued a press release announcing the resignation and appointment described in Item 5.02 of this Form 8-K. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

The information set forth under this Item 7.01 and in Exhibit 99.1 is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not to be incorporated by reference into any filing of the registrant under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in any such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated as of December 29, 2021, by and among the Company, MSK and Young Soo Woo.

99.1	Press Release issued by the Company on January 3, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2022	MAGNACHIP SEMICONDUCTOR CORPORATION

	By:	/s/ Theodore Kim
	Name:	Theodore Kim
	Title:	Chief Compliance Officer, General Counsel and Secretary